Exhibit 99.3

GSE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Financial Information

On February 15, 2019, GSE Systems, Inc. (GSE, the Company), through its wholly-owned subsidiary GSE Performance Solutions, Inc. (Performance Solutions), entered into a membership interest purchase agreement with Steven L. Pellerin, Christopher A. Davenport, and DP Engineering (The “DP Engineering Purchase Agreement”), to purchase 100% of the member interests in DP Engineering for $13.5 million. The purchase price is subject to customary pre- and post-closing working capital adjustments plus an additional earn-out amount not to exceed $5.0 million, potentially payable in 2020 and 2021 depending on DP Engineering’s satisfaction of certain targets for Adjusted EBITDA in calendar years 2019 and 2020, respectively.  The acquisition was completed through the drawdown of $14.3 million (including transaction costs) of the term loan.  An escrow of approximately $1.7 million was funded at the closing and is available to GSE and Performance Solutions to satisfy indemnification claims for 18 months after the closing.

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and DP Engineering’s historical financial statements as adjusted to give effect to the Company’s acquisition of DP Engineering and the related financing transaction. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 and 12 months ended December 31, 2017, gives effect to these transactions as if they had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheets as of September 30, 2018 give effect to these transactions as if they have occurred on September 30, 2018.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s Quarterly Report on Form 10-Q for nine months ended September 30, 2018, and Annual Report on Form 10-K for the year ended December 31, 2018 and 2017. The historical financial statements of DP Engineering for the nine months ended September 30, 2018 and for the year ended December 31, 2017 are included herein.

GSE SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2018
(in thousands)

	Historical		Pro Forma		Pro Forma
	GSE	DP Engineering	Adjustments	Note 4	Combined
ASSETS
Current assets:
Cash and cash equivalents	$9,831	$1,982	$(1,868)	(a)	$9,945
Restricted cash	9	-	-		9
Contract receivables, net	19,238	2,591	343	(b)	22,172
Prepaid expenses and other current assets	1,624	53	155	(b)	1,832
Total current assets	30,702	4,626	(1,370)		33,958

Equipment, software, and leasehold improvements, net	1,165	274	(63)	(b)	1,376
Software development costs, net	662	-	-		662
Goodwill	12,185	653	5,080	(b)	17,918
Intangible assets, net	6,597		6,798	(g)	13,395
Deferred tax assets	6,203	-	-		6,203
Other assets	37	23	1,787	(b)	1,847
Total assets	$57,551	$5,576	$12,232		$75,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,901	$-	$2,853	(c)	$4,754
Accounts payable	1,096	161	(51)	(b)	1,206
Accrued expenses	2,324	1,365	(796)	(b)	2,893
Accrued compensation	3,532	-	706	(b)	4,238
Billings in excess of revenue earned	7,810	364	(302)	(b)	7,872
Accrued warranty	1,105	-	-		1,105
Contingent consideration	-	-	1,200	(a)	1,200
Other current liabilities	1,035	28	-		1,063
Total current liabilities	18,803	1,918	3,610		24,331

Long-term debt, less current portion	7,089	-	11,410	(c)	18,499
Other liabilities	1,545	172	1,326	(b)	3,043
Total liabilities	27,437	2,090	16,346		45,873

Stockholders’ equity:
Common stock	214	-	-		214
Additional paid-in capital	77,876	-	-		77,876
Accumulated deficit	(43,248)	3,486	(4,114)	(d)	(43,876)
Accumulated other comprehensive loss	(1,729)	-	-		(1,729)
Treasury stock at cost	(2,999)	-	-		(2,999)
Total stockholders’ equity	30,114	3,486	(4,114)		29,486
Total liabilities and stockholders’ equity	$57,551	$5,576	$12,232		$75,359

See accompanying notes to the unaudited Pro Forma Condensed Combined Financial Information

GSE SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months Ended September 30, 2018
(in thousands, except per share information)

	Historical		Pro Forma		Pro Forma
	GSE	DP Engineering	Adjustments	Note 4	Combined
Revenue	$69,394	$17,008	$-		$86,402
Cost of revenue	52,735	8,830	-		61,565
Gross profit	16,659	8,178	-		24,837

Operating expenses:
Selling, general and administrative	13,686	6,962	-		20,648
Research and development	765	-	-		765
Restructuring charges	1,177	-	-		1,177
Depreciation	411	70	-		481
Amortization of definite-lived intangible assets	1,094	-	970	(g)	2,064
Total operating expenses	17,133	7,032	970		25,135

Operating income	(474)	1,146	(970)		(298)

Interest income (expense), net	(153)	(12)	(386)	(e)	(551)
Gain (loss) on derivative instruments, net	(306)	-	-		(306)
Other (expense) income, net	24	43	-		67
Income before income taxes	(909)	1,177	(1,356)		(1,088)

Provision for income taxes	124	149	(45)	(f)	228
Net income	$(1,033)	$1,028	$(1,311)		$(1,316)

Basic earnings per common share	$(0.05)				$(0.07)

Diluted earnings per common share	$(0.05)				$(0.07)

Weighted-average shares:

Basic	19,620,207				19,620,207

Diluted	19,620,207				19,620,207

See accompanying notes to the unaudited Pro Forma Condensed Combined Financial Information

GSE SYSTEMS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2017
(in thousands, except per share information)

	Historical		Pro Forma		Pro Forma
	GSE	DP Engineering	Adjustments	Note 4	Combined
Revenue	$70,880	$26,604	$-		$97,484
Cost of revenue	52,336	13,642	-		65,978
Gross profit	18,544	12,962	-		31,506

Operating expenses:
Selling, general and administrative	15,469	10,037	-		25,506
Research and development	1,391	-	-		1,391
Restructuring charges	778	-	-		778
Depreciation	342	92	-		434
Amortization of definite-lived intangible assets	335	-	1,731	(g)	2,066
Total operating expenses	18,315	10,129	1,731		30,175

Operating income	229	2,833	(1,731)		1,331

Interest income (expense), net	80	-	(638)	(e)	(558)
Gain (loss) on derivative instruments, net	99	-	-		99
Other (expense) income, net	(4)	(8)	-		(12)
Income before income taxes	404	2,825	(2,369)		860

Provision for income taxes	(4,980)	140	182	(f)	(4,658)
Net income	$5,384	$2,685	$(2,551)		$5,518

Basic earnings per common share	$0.28				$0.29

Diluted earnings per common share	$0.27				$0.28

Weighted-average shares:

Basic	19,259,966				19,259,966

Diluted	19,605,427				19,605,427

See accompanying notes to the unaudited Pro Forma Condensed Combined Financial Information

GSE SYSTEMS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of DP Engineering’s assets acquired and liabilities assumed and conformed the accounting policies of DP Engineering to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of DP Engineering as a result of planned cost savings initiatives following the completion of the business combination.

2.	Financing Transaction

The Company completed the acquisition of DP Engineering for approximately $14.3 million in cash, which was subject to a post-close working capital adjustment. The Company financed the purchase by drawdown a five-year term loan of approximately $14.3 million. The loan bears interest at adjusted one-month LIBOR plus a margin ranging between 2% and 2.75% depending on the overall leverage ratio of the Company.  The notional values amortize monthly based on the terms of the agreements to match the principal borrowings as they are repaid.

3.	Preliminary Purchase Price Allocation

The Company has entered membership agreement with Steven L. Pellerin, Christopher A. Davenport, and DP Engineering (The “DP Engineering Purchase Agreement”), to purchase 100% of the member interests in DP Engineering for $13.5 million. The purchase price is subject to customary pre- and post-closing working capital adjustments plus an additional earn-out amount not to exceed $5.0 million, potentially payable in 2020 and 2021 depending on DP Engineering’s satisfaction of certain targets for Adjusted EBITDA in calendar years 2019 and 2020, respectively.

Based on preliminary forecasted adjusted EBITDA of DP Engineering for year 2019 and 2020, the fair value of total earn-out amount is $1.2 million on the acquisition day.

The following table summarizes the calculation of adjusted purchase price as of the acquisition date (in thousands):

Base purchase price per agreement	$13,500
Pre closing working capital adjustment	155
Fair value of contingent consideration	1,200
Total purchase price	$14,855

The Company has performed a preliminary valuation analysis of the fair market value of DP Engineering’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Total purchase price	$14,855

Purchase price allocation:
Cash	134
Contract receivables	2,934
Prepaid expenses and other current assets	208
Property, and equipment, net	211
Other assets	1,810
Intangible assets, net	6,798
Accounts payable	(110)
Accrued expenses	(597)
Billings in excess of revenue earned	(62)
Accrued compensation	(706)
Other liabilities	(1,498)
Total identifiable net assets	9,122

Goodwill	5,733

Net assets acquired	$14,855

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. Due to the recent completion of the acquisition, the determination of the purchase price and the allocation of the purchase price used in the unaudited pro forma condensed combined financial information are based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the acquisition date) as we finalize the valuations of the assets acquired and liabilities assumed,  including, but not limited to, contract receivables, prepaid expenses and other current assets, intangible assets, accounts payable, accrued compensation and the residual amount allocated to goodwill. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

4.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a)
Represents the purchase consideration funded by term loan, the fair value of contingent consideration, the working capital adjustment based on the purchase price allocation as of the acquisition date as shown in Note 3, and the payment of the estimated transaction costs. The following table summarizes the adjustments to this account (in thousands):

Total purchase price	$(14,855)
Fair value of contingent consideration	1,200
Issuance of new term loan	14,263
Purchase consideration funded by debt	608
Working capital adjustment based on purchase price allocation	(1,848)
Estimated transaction costs	(628)
Pro Forma adjustment to Cash	$(1,868)

(b)	Reflects the working capital adjustments based on the purchase price allocation as of the acquisition date as shown in Note 3.

(c)	Represents the new term loan incurred to finance the acquisition of DP Engineering. Details are listed below (in thousands):

Term loan	14,263

Current portion of long-term debt	$2,853
Long-term debt, less current portion	$11,410

(d)	Reflects the elimination of DP Engineering’s historical members’ equity and the estimated transaction costs. Details are listed below (in thousands):

September 30,
2018
Elimination of DP’s historical members’ equity	$(3,486)
Transaction costs paid in connection with the acquisition	(628)
Pro Forma adjustment to accumulated deficit	$(4,114)

(e)	Reflects the interest expense resulting from the drawdown of term loan to finance the acquisition of DP Engineering. We used effective interest method to calculate the interest expense.

As discussed in Note 2, the loan bears interest at adjusted one-month LIBOR plus a margin ranging between 2% and 2.75% depending on the overall leverage ratio of the Company.

The interest rate assumed for the purpose of preparing this pro forma financial information is 4.99%, which comprises the fixed rate of 3.02% plus certain margin specified in the loan agreement. A 0.125% increase or decrease in interest rates would result in a change to interest expense of approximately $12,000 for the nine months ended September 30, 2018, and $16,000 for the year ended December 31, 2017.

(f)
Represents the income tax effect of DP Engineering’s income and pro forma adjustments based on the estimated blended federal and state statutory tax rate of 25% for nine months ended September 30, 2018 and 40% for the year ended December 31, 2017, respectively. Before the acquisition, DP Engineering had elected to be taxed as an S Corporation under the Internal Revenue Code. As a result, earnings or losses of DP Engineering passed through to its members. Therefore, no provision for income taxes had been included in their historical statements of operations. The income tax adjustment was made as if DP Engineering’s income had been consolidated with the Company upon the acquisition and was taxed at the Company level.

The following table summarizes the calculation of the income tax effect of the acquisition of DP Engineering (in thousands):

	Nine Months Ended September 30, 2018	Year ended December 31, 2017
DP Engineering’s pre-tax income	$1,177	$2,825
Pro forma adjustment	(1,356)	(2,369)
Estimated taxable income	(179)	456
Estimated blended statutory tax rate	25%	40%
Pro forma tax adjustment	$(45)	$182

(g)	Reflects preliminary estimated fair value of the intangible assets recognized upon the acquisition of DP Engineering.

As part of the preliminary valuation analysis, the Company identified intangible assets, including customer contracts and relationships, trade name, and non-compete agreements. The fair value of identifiable intangible assets is determined primarily using the “income approach”, which requires a forecast of the expected future cash flows. Since the detailed valuation analysis of DP Engineering’s identifiable intangible assets has not been completed, the preliminary estimates of fair value will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis.

The following table summarizes the preliminary fair value of intangible assets acquired at the date of acquisition and their estimated useful lives and amortization expense based on their respective useful lives and amortization methods:

	Estimated Fair Value	Estimated Useful Life	Amortization Method	Amortization Expense	Amortization Expense
	(in thousands)	(in years)		Nine Months Ended September 30, 2018	Year End December 31, 2017
				(in thousands)	(in thousands)
Customer contracts and relationships	$4,898	15	Other(1)	$773	$1,468
Tradename	1,172	10	Straight-line	88	117
Non-compete agreements	728	5	Straight-line	109	146

Total	$6,798			$970	$1,731

(1) Customer contracts and relationships are amortized in proportion to the related projected revenue streams over the estimated useful life. The following table summarizes the amortization of customer contracts and relationships:

Amortization of Customer Contracts and Relationships
Year 1	$1,468
Year 2	1,031
Year 3	725
Year 4	516
Year 5	362
Thereafter	796
Total	$4,898